Exhibit 10.1
LOCK-UP AND VOTING AGREEMENT
     This Lock-Up and Voting Agreement (this “Agreement”) is made and entered into as of March 31, 2010, by and among Marshall Financial Group, LLC, Banco Santander, S.A., New York Branch, Farm Credit Bank of Texas, Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank Nederland”, New York Branch, KEB NY Financial Corp., Nordkap Bank AG, WestLB AG, New York Branch (“WestLB”) (collectively, the “Senior Secured Creditors” and each a “Senior Secured Creditor”), Heartland Grain Fuels, L.P. (“HGF”), Advanced BioEnergy, LLC (“ABE”) and Oppenheimer Rochester National Municipals (the “Bondholder” and collectively, together with ABE, HGF and the Senior Secured Creditors that have executed this Agreement, the “Parties”).
RECITALS
     A. The Senior Secured Creditors are the holders of senior secured notes issued by HGF and other secured obligations of HGF pursuant to that certain Senior Credit Agreement, dated as of October 1, 2007 (as amended and supplemented, the “Senior Credit Agreement”), among HGF, as Borrower, the Lenders referred to therein and WestLB, as Administrative Agent (the “Administrative Agent”), Collateral Agent, Issuing Bank, Lead Arranger, Sole Bookrunner and Syndication Agent.
     B. The Bondholder is the sole holder of the Subordinate Solid Waste Facilities Revenue Bonds (Heartland Grain Fuels, L.P. Ethanol Plant Project) Series 2007A (the “Bonds”), issued by Brown County, South Dakota (the “Issuer”) under that certain Bond Trust Indenture, dated as of October 1, 2007, between the Issuer and Wells Fargo Bank, National Association, in its capacity as trustee of the Bonds (the “Trustee”).
     C. ABE, directly and indirectly, owns all of the partnership interests in HGF.
     D. The Parties have engaged in good faith negotiations with the objective of reaching an agreement with regard to restructuring and recapitalizing HGF.
     E. The Parties now desire to implement a restructuring (the “Restructuring”) of HGF consistent with the terms set forth in this Agreement and the Term Sheet attached hereto as Exhibit A (the “Term Sheet”). In the event that HGF, ABE, the Bondholder and Senior Secured Creditors that collectively hold at least two-thirds in amount and are more than fifty percent of the number of the holders of claims based on amounts owed by HGF under the Senior Credit Agreement (the “Senior Secured Claims”) agree to the terms of this Agreement, HGF intends, subject to the terms and conditions of this Agreement, to prepare and file a plan of reorganization (the “Plan”), consistent with the terms set forth in this Agreement and the Term Sheet, implementing the Restructuring in a case (the “Chapter 11 Case”) to be filed under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”). Alternatively, in the event that HGF, ABE, the Bondholder and all of the Senior Secured Creditors agree to the terms of this Agreement by March 25, 2010, the Parties will implement the Restructuring through a restructuring agreement consistent with the Term Sheet and that contains such other terms as are acceptable to the Parties.

     F. HGF may seek acceptance of the Plan before the commencement of the Chapter 11 Case as permitted by section 1126(b) of the Bankruptcy Code based on “adequate information” HGF will provide to holders of claims entitled to vote on the Plan (“Prepetition Disclosure”). In the alternative, HGF may file the Plan with a disclosure statement (“Disclosure Statement”) as provided in section 1125 of the Bankruptcy Code shortly after the filing of the Chapter 11 Case. HGF intends to use its commercially reasonable efforts to have the Plan confirmed by the United States Bankruptcy Court for the District of Minnesota (the “Bankruptcy Court”) as expeditiously as possible under the Bankruptcy Code and the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”). In the course of the Chapter 11 Case, HGF intends to use its commercially reasonable efforts to have the Prepetition Disclosure approved as meeting the requirements of section 1126(b) or the Disclosure Statement approved under section 1125(b) of the Bankruptcy Code.
     G. In order to expedite the implementation of the Restructuring, the Senior Secured Creditors that have executed this Agreement (the “Executing Senior Secured Creditors”) and the Bondholder are prepared to commit, on the terms and subject to the conditions of this Agreement, to consummate the Restructuring and the transactions contemplated by the Term Sheet and, if necessary, when properly solicited to do so, to vote their claims (as such term is defined in the Bankruptcy Code) to accept the Plan.
     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
     1. Voting. The Executing Senior Secured Creditors represent and warrant that, as of the date hereof, they collectively hold at least two-thirds in amount and are more than fifty percent of the number of the holders of Senior Secured Claims (the “Controlling Senior Secured Claims”), with the power to vote and dispose of such claims. The Bondholder represents and warrants that, as of the date hereof, it is the holder of 100% of the claims based on Bonds (together with the Controlling Senior Secured Claims, the “Relevant Claims”) with the power to vote and dispose or the power to direct the Trustee to vote and dispose of such claims. The Executing Senior Secured Creditors and the Bondholder agree that, so long as this Agreement shall remain in effect, when properly solicited to do so, they will (a) support, and otherwise use their commercially reasonable efforts to take, all actions required or otherwise necessary to consummate the Restructuring and the transactions contemplated by the Term Sheet and execute such instruments, documents and agreements, including the Definitive Documents (as defined in the Term Sheet), necessary to consummate the Restructuring, or (b) timely vote their Relevant Claims (and not revoke or withdraw such vote) to accept the Plan and shall restructure the obligations of HGF consistent with the terms and conditions of the Term Sheet and this Agreement, provided, however, that the terms of the Plan and the Prepetition Disclosure or the Disclosure Statement are substantially the terms set forth in the Term Sheet and include such other terms as are acceptable to the Parties.
     2. Consummation of the Restructuring. The Parties agree that, so long as this Agreement remains in effect, they will support, and otherwise use their commercially reasonable efforts to take, all actions required or otherwise necessary to consummate the Restructuring and the transactions contemplated by the Term Sheet. The foregoing obligation includes, but is not limited to, (a) executing the Definitive Documents, (b) assisting, as necessary, in the preparation and negotiation of the Definitive Documents, (b) voting in favor of the Plan, and (c) otherwise taking such actions as are necessary to be able to consummate the Restructuring and the transactions contemplated by the Term Sheet as expeditiously as possible, provided, however, that the Plan is consistent with the Term Sheet and contains such other terms as are acceptable to the Parties.
     3. Restriction on Transfer. The Bondholder and each Executing Senior Secured Creditor hereby agrees that, so long as this Agreement shall remain in effect, it shall not sell, transfer or assign any of its Relevant Claims or any option thereon or any right or interest therein, unless the transferee thereof agrees in writing to be bound by all the terms of this Agreement by executing a counterpart signature page of this Agreement and the transferor promptly provides HGF and ABE with a copy thereof.
     4. HGF and ABE Agreements. In the event that the Restructuring is being implemented through the Plan, HGF and ABE hereby agree to use commercially reasonable efforts to have the Prepetition Disclosure or Disclosure Statement approved by the Bankruptcy Court, and thereafter to use commercially reasonable efforts to obtain an order of the Bankruptcy Court confirming the Plan, in each case, as expeditiously as possible under the Bankruptcy Code and the Bankruptcy Rules, and consistent with the terms and conditions set forth in the Term Sheet and this Agreement. Upon confirmation of the Plan, ABE agrees to make the cash contributions to HGF required by paragraph 4 of the Term Sheet and on the terms contained therein.
     5. Support of the Restructuring. As long as this Agreement remains in effect, (x) the Parties will, on the terms and subject to the conditions of the Term Sheet and this Agreement, support the Restructuring, and (y) the Bondholder and each Executing Senior Secured Creditor will, when properly solicited to do so, (i) support, and otherwise use their commercially reasonable efforts to take, all actions required or otherwise necessary to consummate the Restructuring and the transactions contemplated by the Term Sheet and execute such instruments, documents and agreements, including the Definitive Documents, necessary to consummate the Restructuring, or (ii) vote for the Plan, provided, however, that the Plan implements a restructuring consistent with the Term Sheet and containing such other terms as are acceptable to the Bondholder and Executing Senior Secured Parties. As long as this Agreement remains in effect, none of the Parties will (a) object to confirmation of the Plan or otherwise commence any proceeding to oppose or alter the Plan or any other reorganization related documents or agreements (the “Plan Documents”), (b) vote for, consent to, support or participate in the formulation of any other plan of reorganization or liquidation proposed or filed or to be proposed or filed in any chapter 11 or chapter 7 case commenced in respect of HGF, (c) directly or indirectly seek, solicit, support or encourage any other plan, sale, proposal or offer of dissolution, winding up, liquidation, reorganization, merger or restructuring of HGF that could reasonably be expected to prevent, delay or impede the successful restructuring of HGF as contemplated by the Term Sheet, the Plan or the Plan Documents, (d) object to approval of the Prepetition Disclosure or the Disclosure Statement or the solicitation of consents to the Plan, except to the extent that it believes, in good faith, that the Prepetition Disclosure or the Disclosure Statement contains a material misstatement or omission of a material fact, or (e) take any other action with respect to HGF that is inconsistent with, or that would delay confirmation of, the Plan.
     6. Acknowledgement. This Agreement is not a solicitation for consents to the Plan. HGF will not solicit acceptance of the Plan by the Bondholder or the Senior Secured Creditors until the Bondholder and each Senior Secured Creditor has received the Prepetition Disclosure or the Disclosure Statement.
     7. Termination of Agreement. The Bondholder and each Executing Senior Secured Creditor may terminate its obligations hereunder and, if applicable, rescind its vote on the Plan (which vote shall be null and void and have no further force and effect), but only if (a) in the event that HGF, ABE, the Bondholder and all of the Senior Secured Creditors execute this Agreement, the Restructuring does not occur within 55 days after the effective date of this Agreement, or (b) the effective date of the Plan does not occur on or before July 9, 2010, or (c) HGF does not file the Chapter 11 Case by April 26, 2010 or (d) the Restructuring is consummated. Upon such termination, ABE and HGF will be estopped from opposing any efforts by the Bondholder or an Executing Senior Secured Creditor to withdraw its vote pursuant to Bankruptcy Rule 3018 or under other applicable law, including, without limitation, applicable securities law.
     8. Effectiveness. This Agreement will not become effective and binding on the parties hereto unless and until the ABE, HGF, the Bondholder and Senior Secured Creditors holding Controlling Senior Secured Claims have executed and delivered counterpart signature pages hereto.
     9. Representations and Warranties. Each of the Parties represents and warrants to each other that the following statements are true, correct and complete as of the date hereof:
(a)	Corporate Power and Authority. It has all requisite corporate, partnership or LLC power and authority to enter into this Agreement and to carry out the transactions contemplated by, and perform its respective obligations under, this Agreement.

(b)	Authorization. The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary corporate, partnership or LLC action on its part.

(c)	Binding Obligation. Subject to the provisions of sections 1125 and 1126 of the Bankruptcy Code, if applicable, this Agreement is the legally valid and binding obligation of it, enforceable against it in accordance with its terms, except to the extent that enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to the rights of a creditor against a debtor, or by equitable principles relating to enforceability.
     10. Further Acquisition of Claims. This Agreement shall in no way be construed to preclude any Executing Senior Secured Creditor from acquiring additional claims based on obligations owed under the Senior Credit Agreement. However, any such additional claims so acquired will automatically be deemed to be Relevant Claims and to be subject to the terms of this Agreement.
     11. Amendments. This Agreement may not be modified, amended or supplemented without the prior written consent of HGF, ABE, the Bondholder and the Executing Senior Secured Creditors.
     12. Impact of Appointment to Creditors Committee. If any official creditors committee is appointed by the United States Trustee in the Chapter 11 Case and the United States Trustee appoints the Bondholder or any Executing Senior Secured Creditor to be a member of such official committee pursuant to section 1102 of the Bankruptcy Code, then the fact of such service on such committee shall not otherwise affect the continuing obligations of the Bondholder or such Executing Senior Secured Creditor under this Agreement or the validity or enforceability of this Agreement; provided, however, that nothing contained herein shall prevent the Bondholder or such Executing Senior Secured Creditor, in its capacity as a member of such official committee, from acting in a manner consistent with its fiduciary duties as a member of such official committee.
     13. Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to any conflicts of law provision that would require the application of the law of any other jurisdiction. By its execution and delivery of this Agreement, each of the Parties hereby irrevocably and unconditionally agrees for itself that any legal action, suit or proceeding against it with respect to any matter under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, may be brought in the United States District Court for the Southern District of New York. By execution and delivery of this Agreement, each of the Parties hereby irrevocably accepts and submits itself to the nonexclusive jurisdiction of such court, generally and unconditionally, with respect to any such action, suit or proceeding. Notwithstanding the foregoing consent to New York jurisdiction, upon the commencement of the Chapter 11 Case, each of the Parties hereby agrees that the Bankruptcy Court shall have exclusive jurisdiction over all matters arising out of or in connection with this Agreement.
     14. Headings. The headings of the sections, paragraphs and subsections of this Agreement are inserted for convenience only and shall not affect the interpretation hereof.
     15. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors, assigns, heirs, executors, administrators and representatives.
     16. Prior Negotiations. This Agreement and the Term Sheet supersede all prior negotiations with respect to the subject matter hereof.
     17. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same Agreement. This Agreement may be executed by facsimile, pdf or other electronic transmission of signatures.

     18. No Third-Party Beneficiaries. Unless expressly stated herein, this Agreement shall be solely for the benefit of the Parties and no other person or entity shall be a third-party beneficiary hereof.
     19. Consideration. It is hereby acknowledged by the parties hereto that no consideration shall be due or paid to the Bondholder or the Executing Senior Secured Creditors for their agreement to vote to accept the Plan in accordance with the terms and conditions of this Agreement other than ABE’s and HGF’s agreement to use commercially reasonable efforts to obtain approval of the Prepetition Disclosure or the Disclosure Statement and commercially reasonable efforts to confirm the Plan in accordance with the terms and conditions of this Agreement and the Term Sheet.
     20. No Waiver of Participation and Reservation of Rights. Except as expressly provided in this Agreement, nothing contained herein is intended to, or does, in any manner waive, limit, impair or restrict the ability of the Bondholder or the Executing Senior Secured Creditors to protect or preserve their rights, remedies and interests, including, without limitation, their claims against HGF or their full participation in any case filed by or against HGF or any of its affiliates under the Bankruptcy Code. If the Restructuring and the transactions contemplated by this Agreement, including, without limitation, the Plan, are not consummated, or if this Agreement is terminated for any reason, then the Bondholder and the Executing Senior Secured Creditors, as well as the other Parties, fully reserve any and all of their rights, remedies, interests and claims against the other Parties.
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IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed and delivered by its duly authorized officer as of the date first above written.

HEARTLAND GRAIN FUELS, L.P.
By:	Dakota Fuels, Inc.
Its general partner

By:	/s/ Richard R. Peterson
	Name:	Richard R. Peterson
	Title:	CEO/President

ADVANCED BIOENERGY, LLC
By:	/s/ Richard R. Peterson
	Name:	Richard R. Peterson
	Title:	CEO/President

BANCO SANTANDER, S.A., NEW YORK BRANCH, as Senior Secured Creditor

By:	/s/ Jorge Saavedra
	Name:	Jorge Saavedra
	Title:	Executive Director

By:	/s/ Jesus Lopez
	Name:	Jesus Lopez
	Title:	Senior Vice President

COÖPERATIEVE CENTRALE RAIFFEISEN- BOERENLEENBANK B.A., “RABOBANK NEDERLAND”, NEW YORK BRANCH, as Senior Secured Creditor
By:	/s/ Andrew Sherman
	Name:	Andrew Sherman
	Title:	Executive Director

By:	/s/ John McMahon
	Name:	John McMahon
	Title:	Managing Director

FARM CREDIT BANK OF TEXAS, as Senior Secured Creditor
By:	/s/ Alan Robinson
	Name:	Alan Robinson
	Title:	Vice President

KEB NY FINANCIAL CORP., as Senior Secured Creditor
By:	/s/ Yeon Hak Jeong
	Name:	Yeon Hak Jeong
	Title:	President

By:	/s/ Seung Bum Woo
	Name:	Seung Bum Woo
	Title:	Senior Vice President

MARSHALL FINANCIAL GROUP, LLC, a Delaware limited liability company, as Senior Secured Creditor
By:	OUTSOURCE SERVICES MANAGEMENT, LLC, a Nevada limited liability company, as Attorney-In-Fact for Marshall Financial Group, LLC

By:
Name:
Title:

NORDKAP BANK AG, as Senior Secured Creditor
By:	/s/ Gerig
	Name:	Gerig
	Title:	CIO

By:	/s/ Alig
	Name:	Alig
	Title:	CFO

WESTLB AG, NEW YORK BRANCH, as Senior Secured Creditor
By:	/s/ E. Keith Min
	Name:	E. Keith Min
	Title:	Managing Director

By:	/s/ Dominick D’Ascoli
	Name:	Dominick D’Ascoli
	Title:	Director

OPPENHEIMER ROCHESTER NATIONAL MUNICIPALS, as Bondholder
By:	/s/ Richard Stein
	Name:	Richard Stein
	Title:	Vice President

Exhibit A
Term Sheet
Terms of Restructuring of HGF Senior Credit Agreement with Senior Secured
Creditors and HGF Subordinate Solid Waste Facilities Revenue Bonds
The following sets forth the terms of a restructuring of the obligations of Heartland Grain Fuels, L.P. under (a) the Senior Credit Agreement, dated as of October 1, 2007, among Heartland Grain Fuels, L.P. as Borrower, the Lenders referred to therein and WestLB AG, New York Branch, as Administrative Agent for the Lenders (the “Administrative Agent”), Collateral Agent for the Senior Secured Parties (the “Collateral Agent”), Issuing Bank with respect to the Letters of Credit, and Lead Arranger, Sole Bookrunner and Syndication Agent (as amended and supplemented, the “Senior Credit Agreement”), and (b) the Subordinate Solid Waste Facilities Revenue Bonds (Heartland Grain Fuels, L.P. Ethanol Plant Project) Series 2007A (the “Bonds”) issued by Brown County, South Dakota (the “Issuer”) under that certain Bond Trust Indenture, dated as of October 1, 2007 (the “Indenture”), between the Issuer and Wells Fargo Bank, National Association, in its capacity as trustee of the Bonds (the “Trustee”). Capitalized terms used herein but not otherwise defined have the meanings given to them in the Senior Credit Agreement.
Definitions
“ABE” means Advanced BioEnergy, LLC, a Delaware limited liability company.
“Bondholder” means the sole holder of the Bonds.
“Closing” means the closing of the restructuring contemplated by this Term Sheet.
“Definitive Documents” has the meaning given in paragraph 15 below.
“HGF” means Heartland Grain Fuels, L.P., a Delaware limited partnership, which prior to the Closing will be converted to a Delaware limited liability company.
“Monthly Date” means the last business day of each month.
“Quarterly Payment Date” means each of March 31, June 30, September 30 and December 31.
“Restructuring Agreement” has the meaning given in paragraph 1 below.
“Senior Secured Creditors” means WestLB and the other lenders and agents referred to in the Senior Credit Agreement (for themselves and, in certain cases, on behalf of the interest rate protection providers referred to in the Senior Credit Agreement).
“WestLB” means WestLB AG, New York Branch.

Terms and Conditions
1.	Restructuring Agreement. The Senior Secured Creditors, the Issuer, the Trustee, the Bondholder, ABE and HGF would enter into a restructuring agreement (which may be in the form of a plan of reorganization in the event that HGF files a chapter 11 petition) consistent with the terms and conditions described herein and such other terms and conditions as may be agreed to by the parties (the “Restructuring Agreement”). The Restructuring Agreement would contemplate a release and discharge of the Indenture, Bonds and all related agreements and an amendment of the Senior Credit Agreement on terms consistent with those set forth below. If the parties are unable to obtain the requisite approval of the Senior Secured Creditors and the Bondholder to the Restructuring Agreement, then, on or before April 26, 2010, and provided that a lock-up agreement has been entered into in accordance with paragraph 14 below, HGF will file a voluntary petition commencing a prepackaged or prenegotiated case under Chapter 11 of Title 11 of the U.S. Code (the “Bankruptcy Code”).

2.	Conversion to LLC. HGF will be converted into a Delaware limited liability company at or prior to the Closing. ABE, either directly or through one or more of its subsidiaries, will be the sole member of HGF.

3.	Payments by HGF. As a condition to the Closing, HGF would be required (a) to apply an amount equal to the sum of $10.0 million in cash (to be contributed by ABE to HGF in accordance with paragraph 4 below) plus $5 million from its existing cash reserves to pay Outstanding Principal Obligations in accordance with paragraph 7(a) below, and (b) if the Closing has not occurred before April 1, 2010, to pay to the Lenders a fee of $10,000 per day, which will accrue starting on April 1, 2010 until the Closing and will be payable at the Closing (such amount and fee collectively, the “Closing Payments”).

4.	Payments by ABE. As a condition to the Closing, ABE will contribute to HGF an amount equal to the sum of (a) $10.0 million in cash, which HGF will apply in accordance with paragraph 3 above, plus (b) $2.25 million, which HGF will apply in accordance with paragraph 5 below.

5.	Payment on Bonds and Satisfaction. At the Closing, (a) the Bondholder would receive a payment from HGF of $2.25 million in full satisfaction of the debt owed under the Bonds and all related financing documents, as well as payment of certain other funds held by Trustee, (b) the Trustee would transfer to the Administrative Agent for the account of the Lenders an amount equal to $172,948.56, representing 50% of certain disputed interest payments that HGF previously transferred to the Trustee and such amount shall be applied towards interest accrued and unpaid under the Senior Credit Agreement prior to the Closing, and (c) the Bonds and all related financing documents, and all obligations of HGF, ABE, Dakota Fuels, Inc. and ABE Heartland, LLC thereunder, shall be terminated and cancelled.

6.	Restructuring Fee. On the earlier of the Final Maturity Date and the date on which the Loans are repaid in full, HGF would be required to pay a $3 million restructuring fee to the Lenders (the “Restructuring Fee”).

7.	Adjustments to Indebtedness under Senior Credit Agreement. The outstanding obligations under the Senior Credit Agreement immediately before the Closing Payments are made consist of Term Loans in an aggregate principal amount of $87,979,000, Working Capital Loans in an aggregate principal amount of $7,100,000 and Swap Termination Value under outstanding Interest Rate Protection Agreements in an aggregate amount of $4,212,550 (such amounts collectively, the “Outstanding Principal Obligations”). In consideration for the Closing Payments and the Restructuring Fee:
a.	at the Closing, the Closing Payments would be applied to repay the Outstanding Principal Obligations on a pro rata basis;

b.	the remaining amount of Outstanding Principal Obligations following such repayments, i.e., $84,291,550, would be deemed Term Loans and would be allocated to each of the Lenders on a pro rata basis based on the amount of such remaining Outstanding Principal Obligations held by that Lender or its Affiliate that is an Interest Rate Protection Provider as set forth on Annex I hereto;

c.	interest accrued through the Closing on outstanding Term Loans and Working Capital Loans, and any Net Swap Payments owing to any Interest Rate Protection Provider, would be reduced to zero;

d.	interest rates applicable to the Loans would be amended as follows:
i.	for the period from the Closing through the second anniversary of the Closing, interest would be payable at a rate of 150 basis points per annum plus LIBOR;

ii.	for the period from the second anniversary of the Closing through the third anniversary of the Closing, interest would be payable at a rate of 300 basis points per annum plus LIBOR; and

iii.	after the third anniversary of the Closing, interest would be payable at a rate of 400 basis points per annum plus LIBOR;
e.	the Borrower would be permitted to enter into a prepaid interest rate cap for the Term Loans on terms acceptable to the Required Lenders;

f.	the Final Maturity Date would be extended to March 31, 2016; and

g.	commencing on the first Quarterly Payment Date after the Closing, outstanding principal on the Loans would be repaid pursuant to quarterly scheduled payments of $750,000, quarterly cash sweeps as provided in the Revenue Account Waterfall described below and a payment on the final maturity date of all remaining amounts.
8.	Debt Service Reserve Account. The Debt Service Reserve Account will be funded and replenished in accordance with the Revenue Account Waterfall described below. If, on any date, amounts are withdrawn from the Debt Service Reserve Account to cover any shortfall in the amounts available at sub-paragraphs (c), (d) or (e) of the Revenue Account Waterfall to pay the obligations described therein, then, no later than the second Quarterly Payment Date following such date, the Borrower shall ensure that the Debt Service Reserve Account is fully funded to the Debt Service Reserve Required Amount (which will not be less than $3 million).

9.	Working Capital Reserve Account. The Working Capital Reserve Account will be funded with up to $4 million (the “WCR Required Amount”) and replenished in accordance with the Revenue Account Waterfall described below. In addition, at the Closing the Working Capital Reserve Account will also be funded, in accordance with the Revenue Account Waterfall described below, with up to an additional $2 million to pay costs of the Huron rail project that is currently anticipated to be completed in the spring of 2010.

10.	Revenue Account Waterfall. All revenues shall be applied in the following order (the “Revenue Account Waterfall”):
a.	At the Closing and on each Monthly Date (or, with respect to the cost of corn and natural gas, on any date), an amount equal to the budgeted operation and maintenance expenses that are then due and payable or (except with respect to the cost of corn and natural gas) will become due and payable during the immediately succeeding calendar month (or, in the case of the Closing, during the remainder of the then-current calendar month, if any), subject in each case (other than with respect to the cost of corn and natural gas) to an agreed budget variance, will be transferred to a dedicated project account to pay such expenses;

b.	On each Monthly Date, an amount equal to the maintenance capital expenses that are or will become due and payable during the immediately succeeding calendar month (subject to Independent Engineer approval for expenses that would exceed $500,000 during the then current Fiscal Year) will be transferred to a dedicated project account to pay such expenses;

c.	On any date, to pay fees, costs and expenses that are then due and payable in accordance with the Senior Credit Agreement;

d.	On any date, to pay interest on the Loans that is then due and payable in accordance with the Senior Credit Agreement and on the Closing Date to pay the cost of any interest rate cap;

e.	On each Quarterly Payment Date, to make scheduled principal payments on the Loans in accordance with the Senior Credit Agreement;

f.	On the Closing Date and each Quarterly Payment Date, to fund the Debt Service Reserve Account up to the Debt Service Reserve Required Amount;

g.	On the Closing Date and each Quarterly Payment Date, to fund the Working Capital Reserve Account to the WCR Required Amount and, on the Closing Date only, to fund the Working Capital Reserve Account in an additional amount up to $2 million to pay costs of the Huron rail project;

h.	On each Quarterly Payment Date, provided no Default or Event of Default has occurred and is continuing, to release a tax distribution to equity holders;

i.	On each Quarterly Payment Date, to prepay the Loans in an amount equal to (x) 100% of the cash remaining after item (h) or (y) after the outstanding principal on the Loans is paid down to $25 million, 75% of the cash remaining after item (h); and

j.	On or within 30 days following each Quarterly Payment Date, immediately upon the satisfaction of the Release of Equity Distributions conditions described below, all cash available may be used to make equity distributions.
11.	Release of Equity Distributions. On a quarterly basis, equity distributions (excluding the tax distribution permitted in item (h) of the Revenue Account Waterfall) may be made subject to, without limitation, (i) no Default or Event of Default existing or resulting from the equity distribution, (ii) the Debt Service Reserve Account being fully funded, (iii) the Working Capital Reserve Account being funded to the WCR Required Amount, (iv) each of the Historical Debt Service Coverage Ratio and the Prospective Debt Service Coverage Ratio (as each such term is defined in the Senior Credit Agreement) being greater than or equal to 1.5:1.0 and (v) no more than $25 million of principal being outstanding on the Loans.

12.	Management Agreement. At the Closing, HGF would enter into a management agreement with ABE to provide management services to HGF for $80,000 per month during the first full twelve months after Closing, and for each month thereafter, two cents per gallon multiplied by the actual number of gallons of denatured ethanol produced for the calendar month most recently ended, in each case payable in arrears, and containing such other terms as may be agreed to by ABE, HGF and the Senior Secured Creditors.

13.	Claims of Other Creditors. All undisputed, liquidated and matured claims of HGF’s creditors other than the claims of the Bondholder and the Senior Secured Creditors will be paid in full in the ordinary course of business or pursuant to the Restructuring Agreement in the event of a bankruptcy filing by HGF.

14.	Lock-Up Agreement. As soon as practicable after the acceptance of this term sheet by ABE, HGF, the Bondholder and a simple majority of the Lenders holding at least two-thirds of the amounts outstanding under the Senior Credit Agreement, the parties will work in good faith to enter into a binding agreement (the “Lock-Up Agreement”) which will obligate ABE, HGF, the Bondholder and such Lenders, subject to appropriate exceptions, to work in good faith to effectuate the transactions contemplated by this term sheet and to vote for a plan of reorganization that contains the terms set forth in this term sheet.

15.	Definitive Documents. The transactions contemplated by the above terms would be effected by mutually agreed agreements, instruments and other documents as may be deemed reasonably necessary by ABE, HGF, the Administrative Agent, the Senior Secured Creditors, the Trustee, the Issuer and the Bondholder to consummate the foregoing transactions (such agreements, instruments and other documents collectively, the “Definitive Documents”).

16.	Approvals. The Definitive Documents are subject to the internal credit approvals of each of the Senior Secured Creditors and board approval by each of the other parties.
This Term Sheet is subject to negotiation and execution of the Definitive Documents described above. Unless and until such Definitive Documents are executed by and delivered to the parties thereto, none of the parties shall have any obligations with respect to the above-referenced terms or the transactions contemplated herein except as set forth in the Lock-Up Agreement.

ANNEX I

	PRINCIPAL	% OF TOTAL
LENDER	AMOUNT	FACILITIES
WESTLB AG, NEW YORK BRANCH.	21,440,570	25.4362%
BANCO SANTANDER, S.A.	14,682,240	17.4184%
FARM CREDIT BANK.OF TEXAS	8,234,619	9.7692%
KEB NY FINANCIAL CORP.	1,646,924	1.9538%
MARSHALL FINANCIAL GROUP, LLC	7,164,118	8.4992%
NORDKAP BANK AG	8,234,619	9.7692%
RABOBANK NEDERLAND,NEW YORK BRANCH	22,888,461	27.1539%

Total	84,291,550	100.0000%